Exhibit 15
April 30, 2007
Board of Directors
Lawson Products, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 33-17912 dated November 4, 1987) of Lawson Products, Inc. and subsidiaries of our report dated April 30, 2007 relating to the unaudited condensed consolidated interim financial statements of Lawson Products, Inc. and subsidiaries which are included in its Form 10-Q for the quarter ended March 31, 2007.
Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.
/s/ ERNST & YOUNG LLP
Chicago, Illinois